Exhibit 4.3

FORM OF GLOBAL NOTE

[FACE OF NOTE]

                    UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK LIMITED PURPOSE TRUST COMPANY (“DTC”), TO THE ISSUER NAMED HEREIN (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                    TRANSFERS OF THIS GLOBAL NOTE IN WHOLE SHALL BE LIMITED TO TRANSFERS TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF THIS GLOBAL NOTE IN PART SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE AND REFERRED TO ON THE REVERSE HEREOF.

EMBRAER OVERSEAS LIMITED

US$400,000,000

6.375% Guaranteed Notes due 2017

GLOBAL NOTE

Representing US$400,000,000
6.375% Guaranteed Notes due 2017
Guaranteed by
Embraer-Empresa, Brasileira de Aeronáutica S.A.

No. _________________

CUSIP No. 29081YAB2	Principal Amount
ISIN No. US29081YAB20	US$400,000,000

                    EMBRAER OVERSEAS LIMITED, a company with limited liability organized under the laws of the Cayman Islands (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to ______________, or registered assigns, US$400,000,000, on January 24, 2017 (the “Principal Payment Date”), upon presentment and surrender of this Note, or on such other date or dates as the then relevant principal sum may become payable in accordance with the provisions hereof and in the Indenture.

                    Interest on the outstanding principal amount shall be borne at the rate of 6.375% per annum payable semiannually in arrears on each January 24 and July 24 (each such date an “Interest Payment Date”), commencing on______________________, until payment of said principal amount has been made or duly provided for in full together with such other amounts as may be payable, all subject to and in accordance with the terms and conditions set forth herein and in the Indenture.

                    Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                    Unless the certificate of authentication herein has been executed by the Trustee or Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                    IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: _________ __, 2007	EMBRAER OVERSEAS LIMITED

By:

	Name:	Antonio Luiz Pizarro Manso
	Title:	Director

By:

Name:
	Title:	Director

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Notes
referred to in the within
mentioned Indenture.

THE BANK OF NEW YORK
as Trustee

By:

Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

6.375% Guaranteed Notes due 2017

TERMS AND CONDITIONS OF THE NOTES

          This Note is one of a duly authorized issue of 6.375% Guaranteed Notes Due 2017 of the Company guaranteed by the Guarantor.  The Notes constitute senior unsecured obligations of the Company, initially in an aggregate principal amount of US$400,000,000, and mature at 100% of the principal amount on January 24, 2017.

1.       Indenture.

          The Notes are, and shall be, issued under an Indenture, dated as of October 25, 2006 (the “Indenture”), among Embraer Overseas Limited, Embraer-Empresa Brasileira de Aeronáutica S.A., The Bank of New York, as Trustee, Registrar, Transfer Agent and Principal Paying Agent (the “Trustee”), and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent (the “Luxembourg Paying Agent”). The terms of the Notes include those stated in the Indenture. The Holders of the Notes shall be entitled to the benefit of, be bound by and be deemed to have notice of, all provisions of the Indenture. Reference is hereby made to the Indenture and all supplemental indentures thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee, the Luxembourg Paying Agent and the Holders of the Notes and the terms upon which the Notes, are, and are to be, authenticated and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. Copies of the Indenture and each Global Note shall be available for inspection at the offices of the Trustee and each Paying Agent.

          The Company may from time to time, without the consent of the Holders of the Notes, create and issue Additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price, the payment of interest accruing prior to the issue date thereof and the first payment of interest thereon after the issue date thereof.  Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

          The Note is one of the Exchange Notes referred to in the Indenture.  The Notes include the Initial Notes issued on the Issue Date, any Additional Notes issued in accordance with Section 2.14 of the Indenture and any Exchange Notes issued in exchange for the Initial Notes or Additional Notes pursuant to the Indenture and the Registration Rights Agreement.  The Initial Notes, any Additional Notes and the Exchange Notes are treated as a single class of securities under the Indenture.

          The Indenture imposes certain limitations on the creation of Liens by the Guarantor and the Company and consolidation, merger and certain other transactions involving the Guarantor.  In addition, the Indenture requires the maintenance of insurance for the Guarantor and its Subsidiaries, the maintenance of the existence of the Guarantor and its Subsidiaries, the payment of certain taxes and claims and reporting requirements applicable to the Guarantor.

2.       Guarantee.

          The Guarantor shall unconditionally guarantee, on a senior unsecured basis, the Company’s payment obligations under the Notes and the Indenture.  The obligations of the Guarantor under the Guarantee shall rank:

(i) equal in right of payment to all other existing and future senior unsecured debt of the Guarantor subject to statutory preferences under applicable law, including labor and tax claims; and

(ii) senior in right of payment to the Guarantor’s subordinated debt.

          A Guarantee of the Guarantor is annexed to this Note.

3.       Interest.

          The Notes bear interest at the rate per annum shown above from [October 25, 2006] [date of issuance of any Additional Notes] or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semiannually in arrears on January 24 and July 24 of each year (each such date, an “Interest Payment Date”), commencing on _____________________.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

4.       Principal.

          Unless previously redeemed or purchased and cancelled, the Notes shall be redeemed at 100% of the principal amount thereon on January 24, 2017.

5.       Method of Payment.

          Principal of, and interest on, and any Additional Amounts due in respect of, this Note shall be payable at the Corporate Trust Office, at the offices of the Trustee and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company.

          Payments of interest and any Additional Amounts due in respect of each Note shall be made on each Interest Payment Date by the Paying Agents to the Person in whose name such Note is registered as shown on the Register at the close of business on January 9 and July 9 as the case may be (each, a “Record Date”), next preceding such Interest Payment Date.

          Payments in respect of each Note shall be made by U.S. Dollar check drawn on a bank in The City of New York and may be mailed to the Holder of such Note at its address appearing in the Register.  Upon written application by the Holder to the specified office of any Paying Agent not less than 15 days before the due date for any payment in respect of a Note, such payment may be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in The City of New York.  Notwithstanding the foregoing, payments in respect of Notes registered in the name of DTC or its nominee shall be effected in accordance with the Applicable Procedures.

          The Company and the Guarantor shall make all payments on this Note exclusively in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt.  Except as provided in Section 2.8 of the Indenture, no fees or expenses shall be charged to the Holders in respect of such payments.

          If the Payment Date in respect of any Note is not a business day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding business day at such place and shall not be entitled to any further interest or other payment in respect of any such delay.

          If the amount of principal or interest and any Additional Amounts due on the Notes is not paid in full, the Registrar shall annotate the Register with a record of the amount of principal or interest and any Additional Amounts due with respect thereto, in fact paid, if any.

6.       Registrar, Paying Agent and Transfer Agent.

          The Trustee shall act as Registrar and Transfer Agent.  The Bank of New York shall act as Principal Paying Agent of the Notes. The Company may appoint and change any Registrar, Paying Agent or Transfer Agent without notice. If and for so long as the Notes are listed on the Luxembourg Stock Exchange and such stock exchange shall so require, the Company shall maintain a Paying Agent and a Transfer Agent in Luxembourg. The Bank of New York (Luxembourg) S.A. shall initially act as Paying Agent and Transfer Agent in Luxembourg.

7.       Additional Amounts.

          All payments by the Company or the Guarantor in respect of the Notes or the Guarantee, as the case may be, including, without limitation, Additional Interest, if any, shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of similar nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of Brazil or the Cayman Islands or any political subdivision or authority of or in Brazil or the Cayman Islands having power to tax, unless such withholding or deduction is required by law. In that event, the Company or the Guarantor (as guarantor of the Notes) shall pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment made by the Company or the Guarantor (as guarantor of the Notes) on each Note or the Guarantee after such deduction or withholding shall not be less than the amount otherwise then due and payable on such Note as if no deduction or withholding were required.

                    (a)          The foregoing obligation to pay Additional Amounts, however, shall not apply to:

          (i)          any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Holder (or between a fiduciary, settler, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, a company or a corporation), on the one hand, and Brazil or the Cayman Islands, on the other hand (including, without limitation, such Holder (or such fiduciary, settler, beneficiary, member or shareholder) being or having been a citizen or resident thereof or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein) other than the mere receipt of such payment or the ownership or holding of such Note or the Guarantee;

          (ii)         any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by such Holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (iii)        the extent that the taxes, duties, assessments or other governmental charges would not have been imposed but for the failure of such Holder (including the failure of any beneficial owner) to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil or the Cayman Islands of the Holder if (A) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, assessment or other governmental charge and (B) in the event a certification, identification or other reporting requirement is adopted after the Issue Date and the Company or the Guarantor relies on such requirement apply this clause (iii), the Company shall have notified all Holders of Notes of such requirement at least 30 days prior to the date such requirement will apply with respect to the Notes and be so relied upon by Company or the Guarantor, as the case may be, provided that no further notices of such requirement will be required to be given to any subsequent Holders;

(iv) any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

          (v)          any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the Note or by direct payment by the Company or the Guarantor in respect of claims made against the Company or the Guarantor;

          (vi)         any tax, imposed, withheld or otherwise deducted on a note presented for payment (where presentation is required) by or on behalf of a Holder who would have been able to avoid that withholding or deduction by presenting the relevant note to another paying agent;

          (vii)        any withholding or deduction, imposed or levied on a payment to an individual that is required to be made pursuant to any European Union Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(viii) any combination of the above.

          The Company or the Guarantor, as the case may be, shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration or the making of payments or enforcement in respect of the Notes and the Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Brazil or the Cayman Islands other than those resulting from, or required to be paid in connection with, the enforcement of the Notes following the occurrence of any Default or Event of Default.

          No Additional Amounts shall be paid with respect to a payment on a Note or the Guarantee to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note.

          The Company or the Guarantor shall provide the Trustee with the official acknowledgement of the relevant taxing authority (or, if such acknowledgement is not available, a certified copy thereof, or other available documentation) evidencing any payment of Brazilian or Cayman Islands taxes in respect of which the Company or the Guarantor has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agents, as applicable, upon request therefor.

8.       Open Market Purchases.

          The Company, the Guarantor or any of their Affiliates may at any time purchase Notes in the open market or otherwise at any agreed upon price.  Any Notes may be cancelled or resold at the option of the Company, but shall only be resold in accordance with applicable securities and other laws.

9.       Redemption.

          (a)          Except as described in Section 3.1 of the Indenture and this Paragraph 9, the Notes may not be redeemed prior to January 24, 2017.

          (b)          The Notes shall be redeemable, at the option of the Company, in whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a Redemption Price equal to 100% of the principal amount thereof, plus accrued interest and any Additional Amounts due with respect thereto, to the Redemption Date only if (i) (A) the Company or any Successor Corporation of the Company has or shall become obligated to pay Additional Amounts with respect to such Notes or (B) the Guarantor or any Successor Corporation of the Guarantor has or shall become obligated to pay Additional Amounts with respect to the Notes in excess of the Additional Amounts that the Guarantor or any Successor Corporation of the Guarantor would be obligated to pay if payments in respect of the Notes were subject to withholding or deductions at a rate of 15%, or at a rate of 25% if a Holder of Notes is resident in a Tax Haven, as a result of any change in, or amendment to, the laws or regulations of Brazil or the Cayman Islands or any political subdivision or governmental authority of or in Brazil or the Cayman Islands having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment occurs after the Issue Date and (ii) such obligation cannot be avoided by the Company taking reasonable measures available to it. No such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Company or the Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of such Notes were then due.

          Prior to the publication or mailing of any notice of redemption pursuant to the preceding paragraph, the Company or the Guarantor must deliver to the Trustee an Officers’ Certificate to the effect that the Company’s or the Guarantor’s, as the case may be, obligation to pay Additional Amounts cannot be avoided by the Company or the Guarantor taking reasonable measures available to it. The Company shall also deliver an Opinion of Counsel of recognized standing stating that the Company or the Guarantor, as the case may be, would be obligated to pay Additional Amounts due to the changes in tax laws or regulations. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the preceding paragraph, in which event it shall be conclusive and binding on the Holders.

          (c)          The Notes shall be redeemable, at the option of the Company, in whole or in part, upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a Redemption Price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 25 basis points (the “Make-Whole Amount”), plus in each case accrued interest on, and any Additional Amounts due with respect to, the Notes to the Redemption Date.

          If less than all the Notes are to be redeemed at any time pursuant to this Section 3(c), the particular Notes to be redeemed shall be selected not more than 45 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000.  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

          Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder thereof (at the Company’s expense) a new Note, equal in a principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a Principal amount of US$100,000 or an integral multiple of US$1,000 in excess thereof.

          (d)          In the case of redemption of Notes pursuant to this Paragraph 10, notice of redemption shall be mailed at least 30 calendar days but not more than 60 calendar days before the redemption date to each Holder of any Note to be redeemed by first-class mail its registered address. If and for so long as the Notes continue to be listed on the Luxembourg Stock Exchange, notices shall be published in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort).

10.     Denominations; Transfer; Exchange.

          The Notes are in registered form without coupons in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof.

          A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee or Transfer Agent, as the case may be, may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

          The Trustee or Transfer Agent, as the case may be, need not register the transfer or exchange of any Notes selected for redemption or any Notes for a period of 15 days before a selection of Notes to be redeemed or before an Interest Payment Date.

11.     Persons Deemed Owners.

          The registered Holder of this Note may be treated as the owner thereof for all purposes.

12.     Unclaimed Money.

          Subject to applicable abandoned property law, the Trustee and the Paying Agents shall pay to the Company upon request any monies held by them for the payment of principal or interest on, and any Additional Amounts due with respect to, the Notes that remains unclaimed for two years, and thereafter, Holders entitled to such monies must look to the Company for payment as general creditors.

13.     Defeasance.

          Subject to the terms of the Indenture, the Company or the Guarantor, as the case may be, at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company or the Guarantor, as the case may be, irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on all the Notes to redemption or Maturity, as the case may be.  In the case of legal defense, the Guarantee shall terminate and be of no further force or effect.

15.     Amendment; Waiver.

          Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended or supplemented without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any past Default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, subject to certain exceptions set forth in the Indenture, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things:

          (i)          reduce the rate of or extend the time for payment of interest on, and any Additional Amounts due with respect to, any Note;

          (ii)         reduce the principal of or extend the Stated Maturity of any Note;

          (iii)        change the obligation to pay Additional Amounts;

          (iv)        reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed;

          (v)         change the currency for payment of principal of, or interest on, and any Additional Amounts due with respect to, any Note;

          (vi)        impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

          (vii)       waive a Default or Event of Default in payment of principal of and interest on, and any Additional Amounts due with respect to, the Notes;

          (viii)      amend or modify any provisions of the Guarantee in a manner that would materially and adversely affect the holders;

          (ix)        reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver; or

          (x)         make any change in this first paragraph of Section 9.2 of the Indenture.

          The Company and the Trustee may, without the consent of any Holder of the Notes, amend the Indenture or the Notes:

          (i)          cure any ambiguity, omission, defect or inconsistency; provided that such amendment or supplement does not adversely affect the rights of any Holder;

          (ii)         comply with Article V of the Indenture;

          (iii)        add additional guarantees or any collateral with respect to the Notes;

          (iv)        add to the covenants of the Company or the Guarantor for the benefit of the Holders;

          (v)         surrender any right herein conferred upon the Company or the Guarantor;

          (vi)        to evidence and provide for the acceptance of an appointment by a successor Trustee;

          (vii)       to comply with any requirements of the SEC in connection with any qualification of the Indenture under the Trust Indenture Act;

          (viii)      to provide for the issuance of Additional Notes; or

          (ix)        to make any other change that does not materially and adversely affect the rights of any Holder;

provided that, in such case, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment, waiver or supplement complies with the provisions of Section 9.1 of the Indenture.

16.     Defaults and Remedies.

          An “Event of Default” occurs if:

          (i)          the Company or the Guarantor defaults in any payment of interest on, and any Additional Amounts due with respect to, any Note when the same becomes due and payable, and such default continues for a period of 30 calendar days;

          (ii)         the Company or the Guarantor defaults in the payment of the principal (including premium, if any, and any Additional Amounts) of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise;

          (iii)        the Company or the Guarantor fails to comply with any of its covenants or agreements in the Notes or the Indenture (other than those referred to in (i) and (ii) above), and such failure continues for 60 calendar days after the notice specified below;

          (iv)        the maturity of any Indebtedness of the Company, the Guarantor or any Significant Subsidiary in a total aggregate principal amount of US$50,000,000 (or the equivalent thereof at the time of determination) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by the Company, the Guarantor or any Significant Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness), it being understood that prepayment or redemption by the Company, the Guarantor or any Significant Subsidiary of any Indebtedness is not an acceleration for this purpose;

          (v)         one or more final judgments or decrees for the payment of money in excess of US$50,000,000 (or the equivalent thereof at the time of determination) in the aggregate are rendered against the Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

          (vi)        An Illegibility Event shall have occurred and be continuing; or

          (vii)       certain events of bankruptcy, reorganization or insolvency of the Company, the Guarantor or any Significant Subsidiary as set forth in the Indenture.

          A Default under clause (iii) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes notify the Guarantor of the Default and the Guarantor does not cure, or cause to be cured, such Default within the time specified after receipt of such notice.

          The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an attorney, authorized officer or agent of the Trustee with direct responsibility for the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Guarantor, the Company or any Holder.

          If an Event of Default (other than an Event of Default specified in clause (vii) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare all unpaid principal of and accrued interest on, and any Additional Amounts due with respect to, all Notes to be due and payable immediately, by a notice in writing to the Company or the Guarantor (and to the Trustee if the notice is given by the Holders) stating that such notice is an “acceleration notice,” and upon any such declaration such amounts shall become due and payable immediately.  If an Event of Default specified in clause (vii) above occurs and is continuing, then the principal of, and accrued interest on, and any Additional Amounts due with respect to, all Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

          Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it.  Subject to such provision for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

          At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Notes by written notice to the Company and the Trustee may rescind or annul a declaration of acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on Outstanding Notes, all unpaid principal of the Notes that has become due otherwise than by such declaration of acceleration, interest on such overdue interest as provided in the Indenture, any Additional Amounts due with respect to the Notes and all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (ii) all Events of Default have been cured or waived except nonpayment of principal that has become due solely because of acceleration.

          No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

17.     Trustee Dealings with the Company or the Guarantor.

                    Subject to certain limitations imposed by the Indenture, the Trustee in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or the Guarantor or their respective Affiliates and may otherwise deal with the Company or the Guarantor or their respective Affiliates with the same rights it would have if it were not Trustee.

18.     Governing Law.

                    THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

19.     No Recourse Against Others.

                    No director, officer, employee or shareholder, as such, of the Company or the Trustee shall have any liability for any obligations of the Company under the Notes or any obligations of the Company or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

20.     CUSIP and ISIN Numbers.

                    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP or ISIN numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                    The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture, which includes the form of this Note.  Requests may be made to:

EMBRAER OVERSEAS LIMITED
c/o Embraer-Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Laria Lima, 2.170
12.227-901 São José dos Campos, São Paulo
Brazil
Attention: Antonio Luiz Pizarro Manso
Executive Vice President, Corporate and Chief Financial Officer
Telephone: 55-12-3927-4404
Telecopy: 55-12-3922-6070

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Embraer-Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Laria Lima, 2.170
12.227-901 São José dos Campos, São Paulo
Brazil
Attention: Antonio Luiz Pizarro Manso
Executive Vice President, Corporate and Chief Financial Officer
Telephone: 55-12-3927-4404
Telecopy: 55-12-3922-6070

21.     Consent to Jurisdiction; Waiver of Immunities.

                    Pursuant to the provisions of the Indenture, each of the Company and the Guarantor has irrevocably (1) submitted to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in The City of New York with respect to actions brought against it as a defendant in respect of any suit, action or proceeding or arbitral award arising out of or relating to the Indenture, this Note or the Guarantee annexed to this Note, or any transaction contemplated hereby or thereby (a “Proceeding”), (2) accepted for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts, (3) waived, to the fullest extent it may do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (4) appointed National Registered Agent, Inc., with an office at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any Proceeding.

Annex A

FORM OF GUARANTEE

          For value received, Embraer-Empresa Brasileira de Aeronáutica S.A. (including any successor Person under the Indenture referred to in the Note to which this Guarantee is annexed) hereby unconditionally guarantees, on a senior unsecured basis (such guarantee being referred to herein as the “Guarantee”):

                    (1)          the due and punctual payment of principal of and interest on, and any Additional Amounts due with respect to, the Notes, whether at maturity, by acceleration or purchase or otherwise, the due and punctual payment of interest on any overdue principal of or interest on, and any Additional Amounts due with respect to, the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Embraer Overseas Limited to the Holders or the Trustee, all in accordance with the terms set forth in Article X of the Indenture; and

                    (2)          in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, purchase or otherwise.

          This Guarantee shall be effective in accordance with the provisions of Article X of the Indenture and its terms shall be evidenced therein.

          The obligations under this Guarantee are, to the extent and in the manner provided in the Indenture, equal in right of payment to all other existing and future senior unsecured debt of Embraer-Empresa Brasileira de Aeronáutica S.A., subject to certain statutory preferences under applicable law (including labor and tax claims), and senior in right of payment to Embraer-Empresa Brasileira de Aeronáutica S.A.’s subordinated debt; and effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of its subsidiaries and to secured debt of the Guarantor, to the extent of such security.

          No director, officer, employee, direct or indirect shareholder or incorporator, as such, of Embraer-Empresa Brasileira de Aeronáutica S.A. shall have any liability for any obligations of Embraer-Empresa Brasileira de Aeronáutica S.A. under this Guarantee or for any claim based on, in respect or by reason of such obligations or its creation.

          Pursuant to the provisions of the Indenture, the Guarantor has irrevocably (1) submitted to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in The City of New York with respect to actions brought against it as a defendant in respect of any suit, action or proceeding or arbitral award arising out of or relating to the Indenture, the Note to which this Guarantee is annexed or this Guarantee, or any transaction contemplated hereby or thereby (a “Proceeding”), (2) accepted for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts, (3) waived, to the fullest extent it may do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (4) appointed National Registered Agent, Inc., with an office at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any Proceeding.